September 19, 2016
Holly Energy Partners and HollyFrontier Corporation Announce Dropdown of Woods Cross Refinery Units for Approximately $275.0 Million; Holly Energy Partners Announces Private Placement of Common Equity
DALLAS--(BUSINESS WIRE)-- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") and Holly Energy Partners, L.P. (NYSE: HEP) ("Holly Energy") today announced an agreement in principle for the acquisition by Holly Energy of a HollyFrontier subsidiary, which owns certain Woods Cross Refinery units constructed as part of the Woods Cross expansion for a total cash consideration of approximately $275.0 million, subject to the execution of definitive agreements and other customary closing conditions. The total transaction consideration represents an implied multiple of 8.5 times the 2017 expected EBITDA contribution. Holly Energy expects that the transaction will be immediately accretive to unitholders and contribute towards the achievement of HEP’s 8% distribution growth target. The transaction is expected to close on or about October 1, 2016.
The assets to be acquired by Holly Energy include the newly constructed crude, fluid catalytic cracking and polymerization units at HollyFrontier's Woods Cross refinery. In connection with the closing of the proposed transaction, HollyFrontier and Holly Energy expect to enter into 15-year tolling agreements for each respective unit containing minimum quarterly throughput commitments from HollyFrontier.
In conjunction with the closing of the proposed transaction, Holly Energy has agreed to a private placement with certain clients of Tortoise Capital Advisors, L.L.C. for approximately $100 million of common equity. Holly Energy Partners does not anticipate any further equity financing needs for the remainder of 2016. The balance of the purchase price will be financed by borrowings under Holly Energy Partner’s existing revolving credit agreement.

About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HollyFrontier and certain of its subsidiaries also currently own a 39% interest (including a 2% general partner interest) in Holly Energy Partners, L.P.
About Holly Energy Partners, L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Kansas and Utah.
HFC & HEP Forward Looking Statement:
The statements contained herein relating to matters that are not historical facts are "forward-looking statements" within the meaning of the federal securities laws. These statements are based on HollyFrontier’s and Holly Energy’s beliefs and assumptions, including those of Holly Energy’s general partner, using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although HollyFrontier, Holly Energy and Holly Energy’s general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither HollyFrontier, Holly Energy nor Holly Energy’s general partner can give assurance that such expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on Holly Energy's pipelines and/or terminalled in Holly Energy's terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and Holly Energy's other customers;

•	the demand for refined petroleum products in markets HollyFrontier and Holly Energy serve;

•	HollyFrontier's and Holly Energy's ability to successfully purchase and integrate additional operations in the future;

•	HollyFrontier's and Holly Energy's ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at HollyFrontier refineries, including refineries utilizing Holly Energy's pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	HollyFrontier's and Holly Energy's operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in HollyFrontier's and Holly Energy's Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Use of Non-GAAP Financial Information
This news release includes the term forecasted EBITDA. This is a non-GAAP financial measure. Forecasted EBITDA is based on Holly Energy’s projections for the newly constructed crude unit, fluid catalytic cracking unit and polymerization unit at HollyFrontier's Woods Cross refinery. Forecasted EBITDA is included to help facilitate comparisons of operating performance of Holly Energy with other companies in our industry, as well as help facilitate an assessment of the assets’ projected ability to generate sufficient cash flow to make distributions to our partners. Forecasted EBITDA is not presented as an alternative to the nearest GAAP financial measure, net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. We are unable to present a reconciliation of forecasted EBITDA because certain elements of net income, including interest, depreciation and taxes, are not available. Together, these items generally result in EBITDA being significantly greater than net income.
HollyFrontier Corporation
Julia Heidenreich, 214-954-6510
Vice President, Investor Relations
or
Craig Biery, 214-954-6510
Manager, Investor Relations